Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
Synalloy Increases ABL Credit Facility from $45.0 Million to $65.0 Million
Richmond, Virginia, October 31, 2017...Synalloy Corporation (Nasdaq:SYNL) today announced the refinance and increase of its asset based (“ABL”) credit facility with its bank, Branch Banking and Trust Company (“BB&T”) from $45.0 million to $65.0 million. The ABL will be used to finance working capital needs and as a source for funding future acquisitions.

President and Chief Executive Officer Craig Bram said, “Including our November dividend payment, we expect to end the year with net debt in the range of $21.0 million to $22.0 million. The expanded credit facility will allow the Company to fund high ROI capital projects within our current operating units and to pursue larger acquisition opportunities.”

Synalloy Corporation (Nasdaq: SYNL) is a growth oriented company that engages in a number of diverse business activities including the production of stainless steel pipe, fiberglass and steel storage tanks and specialty chemicals and the master distribution of seamless carbon pipe and tubing. For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Forward-Looking Statements
This press release includes and incorporates by reference "forward-looking statements" within the meaning of the federal securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in oil and nickel prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in the Company's Securities and Exchange Commission filings. The Company assumes no obligation to update the information included in this release.

Contact: Dennis Loughran at (804) 822-3266